FOR IMMEDIATE RELEASE                                     Contact: Greg Wright
                                                               (210)283-2440




               TESORO SAYS DISSIDENT GROUP'S CONSENT SOLICITATION
                 IS BASED UPON MISCONCEPTIONS AND SELF-INTEREST
     Board Urges Shareholders to Support Management and Revoke Any Consents
                            Given to Dissident Group


     San Antonio, Texas -- March 6, 1996 -- Tesoro Petroleum Corporation (NYSE:TSO) today said its Board of Directors has sent a letter to all Tesoro shareholders, along with a Revocation of Consent Statement, as filed by the company with the Securities and Exchange Commission. The letter urges shareholders to support Tesoro's current management and board and their strategy, and to either not give consents or revoke any consents given to a dissident group led by Kevin Flannery.

     In the letter, Tesoro President and Chief Executive Officer Bruce A. Smith states: "The fruits of our turnaround strategy are becoming more and more apparent and hold the potential to significantly improve future performance." The letter goes on to outline the financial restructuring and the operating strategy at Tesoro's three divisions which have, since 1992 -- when implementation of the strategy first began -- resulted in a tenfold increase in operating profit, a nearly tripled stock price and debt reduction of more than $100 million.

     At the same time, the letter states that "the arguments set forth by the Flannery Group are seriously flawed and misleading and that the Flannery Group's proposed agenda for the Company is totally unrealistic, is based upon misconceptions and ignorance of Tesoro's business and our industry and has little bearing on the real choices facing Tesoro. Worse, Mr. Flannery -- who has already led two unsuccessful attempts to take over Tesoro -- appears to be motivated by self-interest at the expense of the other Tesoro stockholders."

     The  letter  is  also  accompanied  by  a letter of support from Board Vice
Chairman Steven H. Grapstein, who represents Oakville, N.V., Tesoro's second-largest shareholder. Oakville had supported prior efforts to remove certain directors. Grapstein states in his letter that the investors he represents "are pleased with the turnaround that has been underway at the company, which has begun

                                     -more-

to  show  very  satisfying  results.   We believe that implementing management's
current strategy is the best one for Tesoro's shareholders and will lead to further improvements."

     Additionally, Grapstein states in his letter, "We are also pleased with certain governance changes which have recently been implemented by the Board," and "we believe that the proposed governance policies, director succession plans, management changes and current strategy are moving Tesoro on a path which is in the best interest of all shareholders."

     In conclusion, he wrote, "As a result of all these positive developments at the company, we have decided to fully support Tesoro's management in opposing the consent solicitation of the dissident group," and continues, "We ... urge all shareholders who have supported the dissidents in the past to join us in support of management in its efforts to continue with its current program."

     Full texts of Tesoro's and Grapstein's letters follow.

     Pursuant to the rules of the Securities and Exchange Commission, the following sets forth certain information with respect to the beneficial ownership of Common Stock of Tesoro by its directors as of Feb. 24, 1996.

                                                          Shares
                                                          ------
Robert J. Caverly. . . . . . . . . . . . . . . . . . . . . .9,000  (1)
Peter M. Detwiler. . . . . . . . . . . . . . . . . . . . . 14,715  (1)
Steven H. Grapstein. . . . . . . . . . . . . . . . . . .1,528,900  (1)(2)
Raymond K. Mason, Sr.. . . . . . . . . . . . . . . . . . . 23,428  (1)
John J. McKetta, Jr. . . . . . . . . . . . . . . . . . . . .7,565  (1)
Bruce A. Smith . . . . . . . . . . . . . . . . . . . . . . 94,018  (3)
Murray L. Weidenbaum . . . . . . . . . . . . . . . . . . . .7,000  (1)

(1) The shares shown for Caverly, Detwiler, Grapstein, Mason, McKetta and Weidenbaum include 6,000 shares each which such directors had the right to acquire through the exercise of stock options on Feb. 24, 1996, or within 60 days thereafter.

(2) The shares shown include 1,522,900 shares of Tesoro Common Stock owned by Oakville N.V. Grapstein is an officer of Oakville N.V. As an officer, Grapstein shares voting and investment power with respect to such shares.

(3) The shares shown include 1,304 shares credited to Smith's account under Tesoro's Thrift Plan and 80,866 shares which Smith had the right to acquire through the exercise of stock options on Feb. 24, 1996, or within 60 days thereafter.

     Tesoro Petroleum Corporation is a natural resource company engaged in natural gas exploration and production, petroleum refining and marketing, and marine services.

                                      -30-

Bruce A. Smith
President and
Chief Executive Officer

                  PROTECT YOUR SHARE OF THE TESORO TURNAROUND!

                          DO NOT LET KEVIN FLANNERY'S
                        MISCONCEPTIONS AND SELF-INTEREST
                DEPRIVE YOU OF THE POTENTIAL OF YOUR INVESTMENT!

                     DO NOT RETURN ANY WHITE CONSENT CARDS!


                                                    March 4, 1996
Dear Fellow Shareholder:

     On January 30, 1996, Tesoro Petroleum Corporation announced its best financial performance in over a decade. This turnaround has been accomplished by an experienced management team that conceived and implemented a sound, realistic strategy over the past three years.

     The turnaround and the potential value of your investment, however, are now threatened. A small group of shareholders, led by Kevin Flannery, is seeking to seize control of your Company by soliciting consents to remove the current Board and replace them with their hand-picked nominees. Your Board believes that Flannery's plans, which it believes are based on misconceptions and ignorance of our businesses, are fatally flawed and reflect Flannery's desire for a multi-million dollar commission on the breakup of your Company.

     Your Board unanimously opposes the Flannery solicitation and strongly urges you not to return any white consent cards. Instead, please show your support for management and its turnaround strategy by signing, dating and returning the enclosed GREEN revocation of consent card with a vote to REVOKE CONSENT today!

     As evidenced by the enclosed letter, Oakville, N.V., one of the Company's largest shareholders, which had supported prior efforts to remove certain directors, now fully supports Tesoro's management team and its current program. Steven H. Grapstein, Vice Chairman of the Company's Board of Directors, is a director and vice president of Oakville, N.V.

THE TESORO TURNAROUND:  .  RESURGENT OPERATING PROFITS
                        .  INCREASED STOCK PRICE
                        .  SHARPLY REDUCED DEBT
                        .  IMPROVED CORPORATE GOVERNANCE

     The fruits of our turnaround strategy are becoming more and more apparent and hold the potential to significantly improve future performance. Enclosed with this letter are graphs which demonstrate our success since 1992: operating profit increased tenfold; stock price nearly tripled; and total debt was cut by over $100 million, or 40 percent.

     Financial restructuring has been an important component of the turnaround. Our efforts to reorganize the Company, restructure its finances and reduce debt and costs will continue.

     Our turnaround strategy has also placed each of our three businesses on a course to improve profits and future prospects:

     . Our Exploration and Production operations achieved outstanding operating profits during the last three years and continue to develop existing properties and explore for reserves with excellent success rates at low costs;

     . The Refining and Marketing operations have been improved by shifting production to higher-margin products and expanding our marketing efforts;

     . The Oil Field Supply and Distribution operations have been restructured by streamlining core operations and by selling unprofitable land-based operations. In addition, the Company has recently acquired Coastwide Energy Services, Inc. Management believes that the combining of Coastwide with the Company's existing oil field supply and distribution operations will generate significantly improved results from these operations in the future.

     To help our strategy continue to produce shareholder value, management commenced a study of corporate governance guidelines in early December 1995. As a result of this study and the recommendations of management, your Board recently adopted corporate governance guidelines designed to further the responsiveness of the Board to the shareholders.

THE FLANNERY GROUP'S PLAN:  .  MISCONCEPTIONS
                            .  IGNORANCE
                            .  SELF INTEREST

                                       2

     Your Board believes that the arguments set forth by the Flannery Group are seriously flawed and misleading and that the Flannery Group's proposed agenda for the Company is totally unrealistic, is based upon misconceptions and ignorance of Tesoro's business and our industry and has little bearing on the real choices facing Tesoro. Worse, Mr. Flannery--who has already led two unsuccessful attempts to take over Tesoro--appears to be motivated by self-interest at the expense of the other Tesoro stockholders.

     Simply compare the Flannery Plan to Tesoro's reality:

FLANNERY PLAN:
Divest the Alaska refinery

     TESORO REALITY:
     --------------------------------------------------------------------

     This is not the time to sell the refinery. The industry cycle is at a low point and any sale now of the Alaska refinery would, management believes, only result in a fire-sale price.

     Many refineries that have been put up for sale by other companies have either been withdrawn from the market or shut down.

     A sale at current market prices would almost certainly not cover the refinery's $90 million in debt or the environmental clean-up costs, let alone leave excess funds to pay other debt.

     A sale at current market prices would also wipe out the value gained by recent improvements in the refinery operations and would prevent shareholders from participating in the cyclical turnaround expected by analysts and industry experts.

FLANNERY PLAN:
Reduce or refinance high cost debt.

     TESORO REALITY:
     --------------------------------------------------------------------

     Total debt has already been reduced  by 40%, over $100 million, since
     1992.

     As part of its debt reduction program, Tesoro recently redeemed $34.6 million of its 12 3/4% subordinated debentures.

     Without an improvement in our credit rating, the costs associated with a refinancing would, management believes, more than offset any interest savings.

     Tesoro has been in discussions since fall 1995 on restructuring and refinancing our $79 million debt with the State of Alaska.

                                       3

     Unlike your Board, the individuals who comprise the Flannery Group are not corporate builders or creators of shareholder value. Their goal appears to be to dismantle the Company or auction it off to the highest bidder. Moreover, as Kevin Flannery was forced to reveal in a deposition under oath, in previous unauthorized attempts to sell your Company, it was his expectation that he would receive a multi-million dollar commission for breaking up your Company.

     THE BOARD URGES YOU NOT TO SUPPORT THE FLANNERY GROUP IN ITS ATTEMPT TO REMOVE AND REPLACE YOUR BOARD OF DIRECTORS AND URGES YOU TO REVOKE ANY WHITE CONSENT CARD THAT MAY HAVE BEEN GIVEN.

     If you have previously returned a white consent card, you have every right to change your mind and revoke your consent by signing, dating and returning the accompanying GREEN revocation of consent card, using the enclosed postage-paid envelope. Even if you have not previously signed or returned a white consent card to the Flannery Group, you may sign and return a GREEN revocation of consent card to the Company, which will have no legal effect but would assist us in monitoring the progress of the Flannery Group's consent solicitation.

     Remember:   This  attempt  to  take  over Tesoro, the Board believes, would deprive the stockholders of the opportunity to benefit from the progress now underway at Tesoro.

                              Thank you for your support,

                              /s/  Bruce A. Smith

                              Bruce A. Smith
                              President and Chief Executive Officer


                    If your shares of Common Stock are held
                    in the name of a bank or brokerage firm, only that firm can execute a revocation of consent on your behalf.

        Please contact the person responsible for your account and give instructions for a GREEN revocation of consent card
                   to be voted REVOKING CONSENT on all items.

     If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                            GEORGESON & COMPANY INC.
                           TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800

               INTERNET: World Wide Web http://www.georgeson.com

                                       4

                                 OAKVILLE, N.V.
                                767 Third Avenue
                               New York, NY 10017

  February 21, 1996

  Mr. Bruce A. Smith
  Tesoro Petroleum Corporation
  8700 Tesoro Drive
  San Antonio, TX 78217

  Dear Bruce:

  I am writing to you as director and on behalf of Oakville, N.V., an affiliate of Kuo Investment Limited, Tesoro's second largest shareholder with a holding of approximately 6%.

  As I have discussed with you, we are pleased with the turnaround that has been underway at the company, which has begun to show very satisfying results. We believe that implementing management's current strategy is the best one for Tesoro's shareholders and will lead to further improvements. We are also pleased with certain governance changes which have recently been implemented by the Board.

  As a result of these positive developments at the company, we have decided to fully support Tesoro's management in opposing the consent solicitation of the dissident group led by Kevin Flannery of Whelan Management nor will we support Flannery or his candidates at the next Annual Meeting. In the past two elections, Oakville N.V. has voted for some of Mr. Flannery's nominees in an effort to bring change to Tesoro's Board of Directors. However, we believe that the proposed governance policies, director succession plans, management changes and current strategy are moving Tesoro on a path which is in the best interest of all shareholders. We are encouraged by these positive trends and urge all shareholders who have supported the dissidents in the past to join us in support of management in its efforts to continue with its current program.

  You may provide a copy of this letter to the company's shareholders to show our support and you may refer to this letter in connection with information sent to Tesoro's shareholders, including any consent solicitation material.

  Sincerely yours,

  /s/  Steven H. Grapstein

  Steven H. Grapstein, Director
     Oakville N.V.